Contact:  Robert Steen
                 334-636-5424

UNITED SECURITY BANCSHARES, INC. REPORTS
FIRST QUARTER RESULTS

First Quarter Net Income Increases to $3.3 Million

THOMASVILLE, Ala. (May 4, 2010) -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $3.3 million, or $0.55 per diluted share, for the first quarter of 2010, compared with net income of $1.3 million, or $0.21 per diluted share, for the first quarter of 2009.  The 2010 results include an insurance settlement of $4.15 million, which represents $0.41 per diluted share after tax and related expenses.

“Our strong first quarter earnings resulted in large part from the insurance proceeds that we received following a settlement with our insurance carrier for a bond claim filed in December 2009,” stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc.  “The claim was related to certain loan irregularities and fraudulent activities at Acceptance Loan Company that resulted in losses during 2007.  We are pleased that this matter was settled without going to trial.”

 “Our operating results reflected the continued impact of the soft economy.  Loan demand is weak in many of our markets due to a slowdown in real estate sales and declining real estate values.  In addition, the weakness in the real estate markets has pressured the underlying collateral values of loans and has contributed in large part to the increase in non-performing assets since last year.  We have increased our allowance for loan losses since last year to $10.3 million, or 2.5% of net loans, and believe that this amount provides adequate coverage for potential loan losses based on our current projections.  We remain focused on working off the higher level of non-performing assets and believe that our success in this area will be a major factor in growing our future earnings,” continued Mr. Phillips.

First Quarter Results

Interest income totaled $11.3 million in the first quarter of 2010, compared with $12.0 million in the first quarter of 2009.  Interest and fees on loans were down 4.4% to $9.3 million due to lower interest rates and an 11 basis point decrease in the net interest margin to 5.49%, compared with 5.60% in the first quarter of 2009.

Interest expense declined 18.1% to $2.9 million in the first quarter of 2010, compared with $3.6 million in the first quarter of 2009. The decline in interest expense was due primarily to a decline in interest rates paid on interest bearing deposits, partially offset by higher average balances in interest bearing accounts.

Net interest income decreased 0.8% to $8.3 million in the first quarter of 2010, compared with $8.4 million in the first quarter of the prior year.  The decline in net interest income was due primarily to lower net interest margin related to an increase in interest bearing deposits, offset somewhat by slightly higher loan balances.

Provision for loan losses decreased to $1.7 million in the first quarter of 2010, or 1.7% of annualized average loans, compared with $1.9 million, or 1.9% of annualized average loans, in the first quarter of 2009.

“Our loan loss provision declined from the first quarter of last year and is down considerably from the fourth quarter of 2009,” stated Mr. Phillips.  “We benefited from a lower level of net charge-offs and remain focused on working through our problem loans to minimize potential losses.  In addition, we are continuing to emphasize credit quality over loan growth until the economy begins to show signs of recovery.”

Total non-interest income increased $4.1 million to $5.4 million in the first quarter of 2010, compared with $1.2 million in the first quarter of the prior year.  The increase in non-interest income was due primarily to the insurance settlement of $4.15 million arising from the proceeds of the Company’s bond claim.  The insurance proceeds were offset somewhat by lower service charges on deposit accounts, as customers have reduced overdraft and related fees, and a decrease in credit life insurance income.

Non-interest expense increased to $7.0 million in the first quarter of 2010, compared with $6.0 million in the first quarter of 2009. Salary and employee benefits increased $310,000, and other expenses rose $716,000 due to an increase in FDIC insurance ($108,000), legal fees related to the insurance settlement ($333,000) and higher carrying costs associated with other real estate owned.

“United Security Bancshares and First United Security Bank continue to be well-capitalized, which is the highest regulatory rating, and we believe that our capital position highlights the safety and soundness of our operations.  We are pleased to report this level of capital, without the assistance of any bail-out funds provided by the government, and we remain focused on preserving our capital during this weak economic period,” concluded Mr. Phillips.

Shareholders' equity increased to $84.0 million, or $13.95 per share, for the three months ended March 31, 2010, compared with $79.1 million, or $13.14 per share, for the three months ended March 31, 2009.  Return on average assets at March 31, 2010 was 0.83%, and return on average equity was 6.92%, each adjusted for the one-time payment of the insurance settlement.  Regular quarterly dividends were $0.11 per share for the first quarter of 2010, compared with $0.27 per share for the first quarter of 2009.

About United Security Bancshares, Inc.
United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank.  In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers.  The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements
This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$9,305	$9,735
Interest on Investment Securities Available-for-Sale	1,949	2,234
Total Interest Income	11,254	11,969
INTEREST EXPENSE:
Interest on Deposits	1,983	2,654
Interest on Borrowings	940	916
Total Interest Expense	2,923	3,570

NET INTEREST INCOME	8,331	8,399

PROVISION FOR LOAN LOSSES	1,743	1,909

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,588	6,490

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	653	661
Credit Life Insurance Income	131	158
Other Income	4,590	418
Total Non-Interest Income	5,374	1,237

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,461	3,151
Occupancy Expense	449	454
Furniture and Equipment Expense	300	305
Other Expense	2,793	2,077
Total Non-Interest Expense	7,003	5,987

INCOME BEFORE INCOME TAXES	4,959	1,740

PROVISION FOR INCOME TAXES	1,799	471

NET INCOME	$3,160	$1,269

Less: Net Income Attributable to Noncontrolling Interest	125	0

NET INCOME ATTRIBUTABLE TO UNITED SECURITY BANCSHARES, INC.	$3,285	$1,269

BASIC AND DILUTED NET INCOME PER SHARE	$0.55	$0.21

DIVIDENDS PER SHARE	$0.11	$0.27

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Per Share Data)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Cash and Due from Banks	$12,014	$12,323
Interest-Bearing Deposits in Other Banks	126	126
Total Cash and Cash Equivalents	12,140	12,449
Federal Funds Sold	14,850	4,545
Investment Securities Available-for-Sale, at fair market value	164,963	194,754
Investment Securities Held-to Maturity, at fair market value	1,250	1,250
Federal Home Loan Bank Stock, at cost	5,700	5,700
Loans, net of allowance for loan losses of $10,268 and $10,004, respectively	403,337	402,504
Premises and Equipment, net	16,905	17,253
Cash Surrender Value of Bank-Owned Life Insurance	12,161	12,037
Accrued Interest Receivable	4,937	5,095
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,854	1,925
Other Real Estate Owned	21,782	21,439
Other Assets	9,797	8,705
Total Assets	$673,774	$691,754

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$521,722	$513,053
Accrued Interest Expense	2,357	2,477
Short-Term Borrowings	776	620
Long-Term Debt	54,000	85,000
Other Liabilities	10,932	9,140
Total Liabilities	589,787	610,290
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized;
7,317,560 shares issued; 6,017,489 and 6,017,582 shares outstanding,
respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income, net of tax	4,344	4,316
Retained Earnings	92,864	90,242
Less Treasury Stock: 1,300,071 and 1,299,978 shares at cost, respectively	(21,129)	(21,127)
Noncontrolling Interest	(1,398)	(1,273)

Total Shareholders’ Equity	83,987	81,464

Total Liabilities and Shareholders’ Equity	$673,774	$691,754